Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117811, 333-127876, 333-137332, 333-149049, 333-160225, 333-176409, 333-182457, 333-188790 and 333-213366 on Form S-8, and Registration No. 333-210792 on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements of MannKind Corporation and subsidiaries (“MannKind Corporation”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Stamford, CT

February 27, 2018